COMPANY NOTICE TO
HOLDERS OF THE 1.875% CONVERTIBLE SENIOR NOTES DUE 2028
(CUSIP NO. 86074Q AD4 and 86074Q AF9)
ISSUED BY

STILLWATER MINING COMPANY

February 14, 2013

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of March 12, 2008 (the "Indenture"), among Stillwater Mining Company, a corporation incorporated under the laws of the State of Delaware (referred to as "we," "us," "our," or the "Company" ), Law Debenture Trust Company of New York, as trustee (the "Trustee") and Deutsche Bank Trust Company Americas, a New York banking corporation, as security registrar, conversion agent (the "Conversion Agent") and paying agent (the "Paying Agent"), governing the Company's 1.875% Convertible Senior Notes due 2028 (the "Notes"), that, the holders of any outstanding Notes have the option to require the Company to purchase on Friday, March 15, 2013 (the "Purchase Date"), any or all of such holder's outstanding Notes for a purchase price, in cash, equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest (including Liquidated Damages and Additional Interest, if any), thereon up to, but not including, such Purchase Date (the "Purchase Price"). Pursuant to the terms of the Indenture, on March 15, 2013, the Company will pay the semi-annual interest due on the Notes through March 14, 2013, to Holders of record on March 1, 2013 of all Notes in the usual manner regardless of whether the Put Right is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest payable on the Notes in connection with the Put Right (as hereinafter defined). The right of a Holder to require the Company to purchase the Notes, as described in this Company Notice and the related notice materials, as amended and supplemented from time to time, is referred to herein as the "Put Right." Holders may exercise the Put Right until 5:00 p.m., New York City time, on Wednesday, March 13, 2013 (the "Expiration Date").

This Company Notice is being provided pursuant to Section 5.7 of the Indenture and the applicable provisions of the Notes.  All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

To exercise your option to have the Company purchase your Notes and receive the Purchase Price, you must deliver the Notes through the Automated Tender Offer Program ("ATOP") procedures of the Depository Trust Company ("DTC") prior to 5:00 p.m., New York City time, on the Expiration Date. Notes delivered through the transmittal procedures of DTC for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on Thursday, March 14, 2013, which is the Business Day immediately prior to the Purchase Date, by complying with the ATOP withdrawal procedures of DTC. Any physical holder of Notes that elects to exercise its option to require the Company to purchase certain of its Notes must provide a Purchase Notice to the Company and the Paying Agent in the form attached hereto as Exhibit A. Any holder of Notes electing to exercise its option to require the Company to purchase any or all of such Notes must surrender such Notes to the Paying Agent to collect payment of the Purchase Price. Any Holder who desires to withdraw any Notes evidenced by physical certificates with respect to which the Put Right was previously exercised must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Exhibit B.

The Paying Agent and the Conversion Agent is:

Deutsche Bank Trust Company Americas

By Hand or Overnight Delivery:	Facsimile Transmissions: (Eligible Institutions Only)	By Registered or Certified Mail:
Deutsche Bank Trust Company Americas 5022 Gate Parkway, Suite 200 Jacksonville, Florida 32256	(615) 866-3889 Confirm by Telephone or for Information Call:	Deutsche Bank Trust Company Americas 5022 Gate Parkway, Suite 200 Jacksonville, Florida 32256
Attn: Reorganization Unit, Trust & Securities Services	(800) 735-7777 Email: db.reorg@db.com	Attn: Reorganization Unit, Trust & Securities Services

Additional copies of this Company Notice may be obtained from the Paying Agent at its addresses set forth above.

TABLE OF CONTENTS

Page
SUMMARY TERM SHEET			1
IMPORTANT INFORMATION CONCERNING THE PUT RIGHT			4
1.	Information Concerning the Company		4
2.	Information Concerning the Notes		4
	2.1	Interest	4
	2.2	The Company's Obligation to Purchase the Notes	4
	2.3	Purchase Price	5
	2.4	Source of Funds	5
	2.5	Conversion Rights of the Notes	5
	2.6	Market for the Notes and the Company's Common Stock	5
	2.7	Redemption	6
	2.8	Ranking	6
3.	Procedures to be Followed by Holders Electing to Exercise the Put Right		6
	3.1	Method of Delivery	6
	3.2	Agreement to be Bound by the Terms of the Put Right	7
	3.3	Exercise of Put Right; Delivery of Notes	8
4.	Right of Withdrawal		8
5.	Payment for Surrendered Notes		9
6.	Notes Acquired		9
7.	Plans or Proposals of the Company		9
8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes		10
9.	Agreements Involving the Company's Securities		10
10.	Certain United States Federal Income Tax Considerations		11
11.	Additional Information		14
12.	No Solicitations		15
13.	Definitions		15
14.	Conflicts		15
	Exhibit A		A-1
	Exhibit B		B-1

No person has been authorized to give any information or to make any representation other than those contained in this Company Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Company Notice is accurate as of any date other than the date on the front of this Company Notice. This Company Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not under any circumstances create any implication that the information contained in this Company Notice is current as of any time subsequent to the date of such information. Neither the Company nor its board of directors or employees, as applicable, is making any representation or recommendation to any Holder as to whether or not to exercise the Put Right. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Right and, if so, the principal amount of Notes for which the Put Right should be exercised.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Company Notice and the documents incorporated by reference in this Company Notice regarding the Put Right, Stillwater Mining Company and our business contain forward-looking statements that are subject to risks and uncertainties. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. Such statements also include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates; permitting; financing needs and the terms of future credit facilities; exchange rates; capital expenditures; increases in processing capacity; cost reduction measures; safety; timing for engineering studies; environmental permitting and compliance; litigating; labor matters; and the palladium, platinum, copper and gold market. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

Except to the extent required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Company Notice and the documents incorporated by reference in this Company Notice might not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward-looking statements.

ii

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Right. To understand the Put Right fully and for a more complete description of the terms of the Put Right, we urge you to read carefully the remainder of this Company Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Notes?

Stillwater Mining Company, a corporation incorporated under the laws of the State of Delaware (referred to as "we," "us," "our," or the "Company"), is obligated, at your option, to purchase on Friday, March 15, 2013 (the "Purchase Date") your 1.875% Convertible Senior Notes due 2028 ("Notes") with respect to which you validly exercise the Put Right. (Page 4)

Why is the Company offering to purchase my Notes?

The right of each holder (a "Holder") of the Notes to sell and the obligation of the Company to purchase such Holder's Notes pursuant to the Put Right is a term of the Notes and has been a right of Holders from the time the Notes were issued on March 12, 2008. We are required to purchase the Notes of any Holder exercising the Put Right pursuant to the terms of the Notes and the Indenture (as defined below). (Page 4)

What Notes is the Company obligated to purchase?

We are obligated to purchase all of the Notes surrendered, at the option of the Holder. As of February 13, 2013, there was $166,500,000 aggregate principal amount of the Notes outstanding. The Notes were issued under the Indenture dated as of March 12, 2008 (the "Indenture"), between the Company and Law Debenture Trust Company of New York, as trustee (the "Trustee") and Deutsche Bank Trust Company Americas, a New York banking corporation, as security registrar, conversion agent (the "Conversion Agent") and paying agent (the "Paying Agent") (Page 9)

How much will the Company pay and what will be the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Purchase Date (the "Purchase Price"), with respect to any and all Notes validly surrendered for purchase and not withdrawn. We will pay the Purchase Price in cash. (Page 5)

How much accrued and unpaid interest will the Company pay as part of the Purchase Price?

None. Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is March 15, 2013. Accordingly, the Company will pay the semi-annual interest due on the Notes through March 14, 2013, to Holders of record on March 1, 2013 of all Notes in the usual manner regardless of whether the Put Right is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest payable on the Notes in connection with the Put Right. (Page 4)

How will the Company fund the purchase of the Notes?

We intend to use available cash to fund the purchase of the Notes. (Page 5)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company's operating results, the trading price and implied volatility of the Company's common stock and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Put Right. The common stock, $0.01 par value per share (the "Common Stock"), of the Company into which the Notes are convertible is listed on the New York Stock Exchange ("NYSE") under the symbol "SWC." On February 12, 2013, the last reported sales price of the Common Stock on the NYSE was $14.43 per share. (Page 6)

Has the Company made any recommendation with respect to the Put Right?

Neither the Company nor its board of directors or employees, as applicable, has made any recommendation as to whether you should exercise the Put Right. You must make your own decision whether to exercise the Put Right and, if so, the principal amount of Notes for which the Put Right should be exercised. (Page 5)

When does the Put Right expire?

The Put Right expires at 5:00 p.m., New York City time, on Wednesday, March 13, 2013 (the "Expiration Date"). We will not extend the period Holders have to exercise the Put Right unless required to do so by federal securities laws. (Page 4)

What are the conditions to the purchase by the Company of the Notes?

The purchase by us of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Company Notice. (Page 4)

How do I exercise the Put Right?

The Purchase Price shall be paid to holders of outstanding Notes exercising such option by delivering to the Company and the Paying Agent (i) a written notice of purchase (a "Purchase Notice") stating (1) if Certificated Notes have been issued, the certificate number of the Notes which such holder of Notes will deliver to be purchased, or if not Certificated Notes, such Purchase Notice must comply with appropriate Automated Tender Offer Program ("ATOP") DTC procedures, (2) the portion of the principal amount of such Notes which such holder will deliver to be purchased, which portion must be $1,000 in principal amount or an integral multiple thereof and (3) that such Notes shall be purchased by the Company pursuant to the applicable terms of the Notes and the Indenture, and (ii) delivery or book-entry transfer of such Notes, together with necessary endorsements, to the office of the Paying Agent after delivery of the Purchase Notice.

Any physical holder of Notes that elects to exercise its option to require the Company to purchase certain of its Notes must provide a Purchase Notice to the Company and the Paying Agent in the form attached hereto as Exhibit A. Any holder of Notes electing to exercise its option to require the Company to purchase any or all of such Notes must surrender such Notes to the Paying Agent to collect payment of the Purchase Price.

By surrendering your Notes through the ATOP transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Right set forth in this Company Notice. (Pages 6-7)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE PUT RIGHT BY COMPLYING WITH THE ATOP TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL PURCHASE NOTICE.

If I exercise the Put Right, when will I receive payment for my Notes?

We will forward to the Paying Agent, prior to 11:00 a.m., New York City time, on the Purchase Date, the appropriate amount of cash required to pay the Purchase Price for all validly surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC and Holders, as applicable. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. (Page 9)

Until what time can I withdraw my previous exercise of the Put Right?

You can withdraw your exercise of the Put Right with respect to any Notes at any time until 5:00 p.m., New York City time, on Thursday, March 14, 2013 (the "Withdrawal Date"), which is the Business Day immediately prior to the Purchase Date. (Page 8)

How do I withdraw my previous exercise of the Put Right?

To withdraw your previous exercise of the Put Right with respect to any Notes, you must comply with the withdrawal ATOP procedures of DTC prior to 5:00 p.m., New York City time, on the Withdrawal Date. Any Holder who desires to withdraw any Notes evidenced by physical certificates with respect to which the Put Right was previously exercised must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Exhibit B (a "Withdrawal Notice") in accordance with Sections 5.07 and 5.09 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Withdrawal Date. (Page 8)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE PUT RIGHT WITH RESPECT TO SUCH NOTES BY COMPLYING WITH THE ATOP TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL WITHDRAWAL NOTICE.

Do I need to do anything if I do not wish to exercise the Put Right?

No. If you do not exercise the Put Right before the expiration of the Put Right, we will not purchase your Notes on the Purchase Date and such Notes will remain outstanding subject to their existing terms. (Page 4)

If I choose to exercise the Put Right, do I have to exercise the Put Right with respect to all of my Notes?

No. You may exercise the Put Right with respect to all of your Notes or any portion of your Notes. If you wish to exercise the Put Right with respect to a portion of your Notes, you must exercise the Put Right with respect to Notes for a principal amount of $1,000 or an integral multiple thereof. (Page 5)

If I exercise the Put Right, will my receipt of cash for Notes with respect to which I exercised the Put Right be a taxable transaction for U.S. federal income tax purposes?

Yes. The receipt of cash for Notes pursuant to the Put Right will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the tax consequences of exercising the Put Right in your particular circumstances. (Pages 10-14)

Who is the Paying Agent?

Deutsche Bank Trust Company Americas is serving as Paying Agent in connection with the Put Right. Its address and telephone number are set forth on the front cover page of this Company Notice.

Who can I talk to if I have questions about the Put Right?

Questions and requests for assistance in connection with the exercise of the Put Right may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Company Notice.

What is the Conversion Price of the Notes?

The "Conversion Price" of the Notes is defined in the Indenture as $1,000 divided by the current conversion rate for the Notes, which is 36.1803 shares of Common Stock per $1,000 principal amount of Notes converted. On February 8, 2013, the Applicable Conversion Price was $23.51 per share of Common Stock. The Common Stock of the Company into which the Notes are convertible is listed on the NYSE under the symbol "SWC." On February 12, 2013, the closing price of the Common Stock on the NYSE was $14.43 per share. (Pages 5)

Can the Company redeem the Notes?

On or after March 22, 2013, the Company may, at its option, redeem all or part of the Notes for cash at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, on at least 30 days' and no more than 60 days' prior notice. You may convert Notes or portions of Notes called for redemption even if the Notes are not otherwise convertible at that time, until the close of business on the day that is two Business Days prior to the redemption date. (Page 6)

IMPORTANT INFORMATION CONCERNING THE PUT RIGHT

1.           Information Concerning the Company. The Company is obligated to purchase the Notes upon the exercise of the Put Right.

We are the largest producer of platinum group metals, or PGMs, in North America and the only primary PGM producer in the United States. We mine one of the highest grade PGM ore bodies in the world from a 28-mile geological formation in south central Montana known as the J-M Reef. We conduct mining operations at two operating mines on the J-M Reef, the Stillwater Mine near Nye, Montana and the East Boulder Mine near Big Timber, Montana. We are also seeking to expand our mining operations through the development of our Marathon PGM/copper property adjacent to Lake Superior in the province of Ontario, Canada and the exploration of our Altar copper/gold property in the province of San Juan, Argentina. In addition to mining, our integrated operations include a smelting and refining complex, as well as a recycling business, all of which are located in Columbus, Montana. For the nine months ended September 30, 2012, we generated revenue of $596.87 million and net income attributable to common stockholders of $33.635 million.

The Company maintains its registered and principal executive offices at 1321 Discovery Drive, Billings, Montana, 59102 and the telephone number there is (406) 373-8700.

2.           Information Concerning the Notes. The Notes were issued under the Indenture. The Notes mature on March 15, 2028.

2.1           Interest. The Notes bear interest at a rate of 1.875% per year. Interest is payable semiannually in arrears on March 15 and September 15 of each year for the period from and including the immediately preceding interest payment date to but excluding the current interest payment date. Interest will be paid to Holders of record at the close of business on March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes is computed on the basis of a 360-day year composed of twelve 30-day months. Unless the Company defaults in making the payment on Notes for which the Put Right has been exercised, interest on the Notes in respect of which the Put Right has been exercised and not withdrawn will cease to accrue on the Purchase Date.

2.2           The Company's Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, on Friday, March 15, 2013, which is the Purchase Date for the Put Right, the Company is obligated to purchase all Notes for which the Put Right has been exercised and not withdrawn by the Holders. This Put Right will expire at 5:00 p.m., New York City time, on Wednesday, March 13, 2013, the Expiration Date, which is the second Business Day immediately preceding the Purchase Date. The terms and conditions of the Indenture and Notes require Holders that choose to exercise the Put Right do so by 5:00 p.m., New York City time, on the Expiration Date, and we do not expect to extend the period Holders have to exercise the Put Right unless required to do so by federal securities laws. Regardless of whether we extend this period, the Indenture does not provide us with the right to delay the Purchase Date. The purchase by the Company of Notes for which the Put Right is validly exercised is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Company Notice. You may only exercise the Put Right with respect to Notes in principal amounts equal to $1,000 or integral multiples thereof.

If you do not exercise the Put Right before the Expiration Date, we will not purchase your Notes on the Purchase Date and such Notes will remain outstanding subject to their outstanding terms. If any Notes remain outstanding following the expiration of the Put Right, and if the Notes are not otherwise redeemed or converted after such date, the Company will become obligated to purchase the Notes, at the option of the Holders, in whole or in part, on March 15, 2018 and March 15, 2023 at a purchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the purchase date thereof, subject to the terms and conditions specified in the Indenture and the Notes. In addition, if we undergo a Fundamental Change (as defined in the Indenture), Holders will have the option to require us to purchase all or any portion of their Notes in accordance with the terms set forth in the Indenture.

2.3           Purchase Price. The purchase price to be paid by the Company for the Notes on the Purchase Date is the Purchase Price, which is equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Purchase Date. Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is March 15, 2013. Accordingly, the Company will pay accrued and unpaid interest on the Notes through March 14, 2013 to Holders of record on March 1, 2013 of all Notes regardless of whether the Put Right is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest payable on the Notes in connection with the Put Right. The Purchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on Thursday, March 14, 2013.

The Purchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Company's Common Stock. Thus, the Purchase Price may be significantly greater or less than the market price of the Notes on the Purchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the Common Stock before making a decision whether to exercise the Put Right.

Neither the Company nor its board of directors or employees is making any recommendation to Holders as to whether to exercise the Put Right or refrain from exercising the Put Right. Each Holder must make such Holder's own decision whether to exercise the Put Right with respect to such Holder's Notes and, if so, the principal amount of Notes for which the Put Right should be exercised.

2.4           Source of Funds. In the event the Put Right is exercised for any Notes, we intend to use available cash to pay the Purchase Price for the Notes.

2.5           Conversion Rights of the Notes.  At any time prior to the close of business on the business day immediately prior to Maturity, unless the Notes have been earlier redeemed or repurchased by the Company, all or any portion of the principal amount of any Note that is an integral multiple of $1,000 (provided that the principal amount of such Note to remain outstanding after such conversion is equal to $1,000 or any integral multiple of $1,000 in excess thereof) may be converted into fully paid and nonassessable shares of Common Stock at the Conversion Rate, determined as provided in the Indenture, in effect at the time of conversion.  Notes as to which a Purchase Notice has been given may be converted, if they are otherwise convertible, only in accordance with Article VI of the Indenture and if the applicable Purchase Notice has been withdrawn. On February 8, 2013, the Applicable Conversion Price was $23.51 per share of Common Stock.

2.6           Market for the Notes and the Company's Common Stock. There is no established reporting system or trading market for trading in the Notes. We believe that there is no practical way to accurately determine the trading history of the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company's operating results, the market price and implied volatility of the Common Stock and the market for similar securities. As of February 13, 2013, there was $166,500,000 aggregate principal amount of the Notes outstanding.

The Company's Common Stock, into which the Notes are convertible in certain circumstances, is listed on the NYSE under the symbol "SWC." The following table shows, for the periods indicated, the high and low intraday sales prices per share of the Company's common stock as reported by the NYSE.

Fiscal Year 2013	High	Low
First Quarter (through February 12, 2013)	$14.70	$12.76
Fiscal Year 2012
Fourth Quarter	$12.91	$10.05
Third Quarter	$14.07	$7.47
Second Quarter	$13.23	$7.77
First Quarter	$15.24	$10.72
Fiscal Year 2011
Fourth Quarter	$12.88	$7.31
Third Quarter	$24.04	$8.26

Second Quarter	$24.34	$17.16
First Quarter	$25.90	$19.40

On February 12, 2013, the closing price of the Common Stock on the NYSE was $14.43 per share. As of February 12, 2013, there were approximately 117,134,900 shares of Common Stock outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision to exercise the Put Right.

2.7           Redemption. On or after March 22, 2013, the Company may at its option redeem all or part of the Notes for cash at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, on at least 30 days' and no more than 60 days' notice.

2.8           Ranking. The Notes are senior unsecured obligations of the Company and rank equally in right of payment with all of the Company's existing and future senior unsecured indebtedness, and are effectively subordinated in right of payment to the Company's secured indebtedness and to all liabilities and preferred equity of the Company's subsidiaries.

3.           Procedures to be Followed by Holders Electing to Exercise the Put Right. Holders will not be entitled to receive the Purchase Price for their Notes unless they exercise the Put Right by surrendering their Notes through the ATOP transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date and do not withdraw the Notes prior to 5:00 p.m., New York City time, on the Withdrawal Date. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in a principal amount of $1,000 or an integral multiple thereof. If Holders do not validly surrender their Notes on or before 5:00 p.m., New York City time, on the Expiration Date, their Notes will remain outstanding subject to the existing terms of the Notes and the Indenture.

Any physical holder of Notes that elects to exercise its option to require the Company to purchase certain of its Notes must provide a Purchase Notice to the Company and the Paying Agent in the form attached hereto as Exhibit A. Any holder of Notes electing to exercise its option to require the Company to purchase any or all of such Notes must surrender such Notes to the Paying Agent to collect payment of the Purchase Price. Any Holder who desires to withdraw any Notes evidenced by physical certificates with respect to which the Put Right was previously exercised must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Exhibit B.

3.1           Method of Delivery. The Purchase Price shall be paid to holders of outstanding Notes exercising such option by delivering to the Company and the Paying Agent (i) a written notice of purchase (a "Purchase Notice") stating (1) if Certificated Notes have been issued, the certificate number of the Notes which such holder of Notes will deliver to be purchased, or if not Certificated Notes, such Purchase Notice must comply with appropriate ATOP DTC procedures, (2) the portion of the principal amount of such Notes which such holder will deliver to be purchased, which portion must be $1,000 in principal amount or an integral multiple thereof and (3) that such Notes shall be purchased by the Company pursuant to the applicable terms of the Notes and the Indenture, and (ii) delivery or book-entry transfer of such Notes, together with necessary endorsements, to the office of the Paying Agent after delivery of the Purchase Notice.

Any physical holder of Notes that elects to exercise its option to require the Company to purchase certain of its Notes must provide a Purchase Notice to the Company and the Paying Agent in the form attached hereto as Exhibit A. Any holder of Notes electing to exercise its option to require the Company to purchase any or all of such Notes must surrender such Notes to the Paying Agent to collect payment of the Purchase Price.

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE PUT RIGHT BY COMPLYING WITH THE ATOP TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL PURCHASE NOTICE.

3.2           Agreement to be Bound by the Terms of the Put Right. By exercising the Put Right with respect to any portion of your Notes by surrendering such Notes through the ATOP transmittal procedures of DTC, you acknowledge and agree as follows:

•	such Notes shall be purchased as of the Purchase Date pursuant to the terms and conditions set forth in this Company Notice;

•	you agree to all of the terms of this Company Notice;

•	you have received this Company Notice and the Company has provided any notice required pursuant to the Indenture;

•
upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to the Company all right, title and interest in and to all the Notes surrendered, (ii) release and discharge the Company and its directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes (other than claims with respect to federal securities laws) and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Purchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Company Notice;

•
you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that, when such Notes are accepted for purchase and payment by the Company;

•	the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•
you agree, upon request from the Company, to execute and deliver any additional transfer documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•
you understand that all Notes properly surrendered for purchase prior to 5:00 p.m., New York City time, on March 13, 2013, and not withdrawn prior to 5:00 p.m., New York City time, on March 14, 2013 will be purchased at the Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Company Notice and related notice materials, as amended and supplemented from time to time;

•	surrendered Notes may be withdrawn by complying with the ATOP withdrawal procedures of DTC at any time prior to 5:00 p.m., New York City time, on March 14, 2013; and

•
all authority conferred or agreed to be conferred pursuant to your exercise of the Put Right hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

3.3           Exercise of Put Right; Delivery of Notes

Holders of the Notes may elect for the Company to purchase their outstanding Notes, in accordance with the Indenture, beginning on February 14, 2013 and up to and including March 13, 2013, for $1,000 in cash per $1,000 principal amount plus any accrued and unpaid interest. The Purchase Price shall be paid to holders of outstanding Notes exercising such option by delivering to the Company and the Paying Agent (i) Purchase Notice stating (1) if Certificated Notes have been issued, the certificate number of the Notes which such holder of Notes will deliver to be purchased, or if not Certificated Notes, such Purchase Notice must comply with appropriate ATOP DTC procedures, (2) the portion of the principal amount of such Notes which such holder will deliver to be purchased, which portion must be $1,000 in principal amount or an integral multiple thereof and (3) that such Notes shall be purchased by the Company pursuant to the applicable terms of the Notes and the Indenture, and (ii) delivery or book-entry transfer of such Notes, together with necessary endorsements, to the office of the Paying Agent after delivery of the Purchase Notice.  Any physical holder of Notes that elects to exercise its option to require the Company to purchase certain of its Notes must provide a Purchase Notice to the Company and the Paying Agent in the form attached hereto as Exhibit A. Any holder of Notes electing to exercise its option to require the Company to purchase any or all of such Notes must surrender such Notes to the Paying Agent to collect payment of the Purchase Price.  The Purchase Price for any Notes as to which a Purchase Notice has been given and not withdrawn shall be paid by the Paying Agent on the Business Day following the later of the Purchase Date or the time of book-entry transfer or the delivery of the Notes and the holder's satisfaction of all applicable conditions.  Unless the Company defaults in making payment on Notes for which a Purchase Notice has been submitted, interest, if any (including Liquidated Damages, Additional Interest and Additional Amounts, if any), on such Notes will cease to accrue on and after the Purchase Date with respect to such Notes.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Expiration Date.

4.           Right of Withdrawal. A Purchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent at any time prior to 5:00 p.m., New York City time, on the Business Day prior to the Purchase Date.  Any notice of withdrawal must specify (i) if Certificated Notes have been issued, the certificate number of the withdrawn Notes, or if the Notes are not Certificated Notes, such notice shall comply with the appropriate ATOP DTC procedures, (2) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted and (3) the principal amount, if any, of such Notes which remains subject to the original Purchase Notice and which has been or shall be delivered for purchase by the Company. In the event that, after the date hereof, physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Exhibit B (a "Withdrawal Notice") in accordance with Section 3.02 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Withdrawal Date.

Pursuant to the Indenture, we are required to forward to the Paying Agent, prior to 11:00 a.m., New York City time, on the Purchase Date the appropriate amount of cash required to pay the Purchase Price for all Notes with respect to which the Put Right has been exercised and not withdrawn.

You may exercise the Put Right with respect to Notes previously withdrawn from the Put Right by following the procedures described in Section 3 above.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary ATOP DTC or Paying Agent procedures before 5:00 p.m., New York City time, on the Withdrawal Date.

5.           Payment for Surrendered Notes. We will forward to the Paying Agent, prior to 11:00 a.m., New York City time, on the Purchase Date, the appropriate amount of cash required to pay the Purchase Price for all validly surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC and Holders, as applicable. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you.

The total amount of funds required by us to purchase all of the Notes is $166,500,000.

6.           Notes Acquired. Any Notes purchased by us pursuant to the Put Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7.           Plans or Proposals of the Company. Neither the Company nor the directors or executive officers of the Company currently has any plans, proposals or negotiations that would be material to a Holder's decision to exercise the Put Right, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•
any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

•
any class of equity securities of the Company to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the Company's obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

8.           Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Based on a reasonable inquiry by the Company:

•	none of the executive officers or directors of the Company or any associate of such executive officers or directors owns any Notes; and

•	during the 60 days preceding the date of this Company Notice, none of the executive officers or directors of the Company has engaged in any transactions in the Notes.

The Company will not purchase any Notes from its affiliates or the executive officers or directors of the Company. Neither the Company nor any of its associates or majority-owned subsidiaries owns any Notes. During the 60 days preceding the date of this Company Notice, neither the Company nor any of its subsidiaries has engaged in any transactions in the Notes.

In October 2009, the Company undertook the exchange of $15,000,000 face amount of the Notes for 1.84 million shares of the Company's common stock. All acquired Notes were retired.

9.           Agreements Involving the Company's Securities. The Company has entered into the following agreements relating to the Notes:

•	the Indenture (filed as Exhibit 4.1 to the Registrant's form 8-K, dated March 14, 2008); and

•	Registration Rights Agreement, dated as of March 12, 2008, between Stillwater Mining Company and Deutsche Bank (filed as Exhibit 4.3 to the Registrant's form 8-K, dated March 14, 2008).

The Company also maintains certain plans and agreements with respect to its equity securities. These plans and agreements are as follows:

•	Amended and Restated General Employee Stock Plan, dated October 23, 2003 (filed as Exhibit 10.1 to the Form 10-Q for the quarterly period ended September 30, 2003);

•	409A Nonqualified Deferred Compensation Plan (filed as Exhibit 10.34 to the Form 10-K filed on March 16, 2006);

•	2004 Equity Incentive Plan (filed as Appendix A to the Proxy statement, dated April 29, 2004);

•	409A Non-Employee Directors Deferred Compensation Plan (filed as Exhibit 10.1 to the Form-8K dated May 9, 2005); and

•	2012 Equity Incentive Plan (filed as Appendix A to the Proxy statement, dated March 23, 2011).

For a description of these plans and agreements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 23, 2012, and the Company's Proxy Statement for its 2011 Annual Meeting of Stockholders, filed on March 23, 2012.

Except as disclosed herein, there are no agreements between the Company and any other person with respect to any other securities issued by the Company that are material to the Put Right or the Notes. Except as disclosed herein, the Company is not aware of any agreements between any directors or executive officers of the Company and any other person with respect to any other securities issued by the Company that are material to the Put Right or the Notes.

10.           Certain United States Federal Income Tax Considerations.

The following is a summary of certain material United States federal income tax considerations relating to the exercise of the Put Right. It applies to you only if you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person liable for alternative minimum tax,

•	a person that holds the Notes as part of a hedge or that are hedged against interest rate risks, 14

•	a person that holds the Notes as part of a straddle or conversion transaction for tax purposes,

•	a person that holds or disposes of the Notes as part of a wash sale for tax purposes, or

•	a U.S. Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Please consult your own tax advisor concerning the consequences of exercising the Put Right in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

TO COMPLY WITH IRS CIRCULAR 230, BENEFICIAL OWNERS OF THE NOTES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY SUCH BENEFICIAL OWNERS, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) BENEFICIAL OWNERS OF THE NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

U.S. HOLDERS

This subsection describes the tax consequences to a U.S. Holder. You are a U.S. Holder if you are a beneficial owner of a Note and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•
a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Exercise of the Put Right. Upon exercise of the Put Right, subject to the discussion of market discount below, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash proceeds received on the exercise, and (ii) such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal its cost, increased by any accrued market discount if the U.S. Holder has elected to include such market discount as it accrued (as described below), and reduced (but not below zero) by amortizable bond premium (generally, the excess, if any, of the tax basis of the Note to a U.S. Holder immediately after its acquisition over the principal amount of the Note payable at maturity) allowed as an offset against interest income with respect to the Note. Except to the extent it is subject to the market discount rules discussed below, any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, the Note has been held for more than one year. Non-corporate U.S. Holders will generally be eligible for beneficial rates on long-term capital gains. The deductibility of capital losses is subject to limitations.

In the case of a U.S. Holder that acquired a Note at a market discount (subject to a de minimis exception), any gain recognized upon the exercise of the Put Right will be treated as ordinary income to the extent of the market discount that accrued during the period the U.S. Holder held the Note, unless the U.S. Holder had previously elected to include the accrued market discount in the U.S. Holder's income on a current basis. Market discount generally equals the excess of the face amount of a Note over a U.S. Holder's tax basis in the Note immediately after its acquisition (other than at original issuance). Market discount will be considered to accrue ratably, unless the U.S. Holder elects to accrue market discount on a constant yield basis. Once made, such an election may be revoked only with the consent of the Internal Revenue Service ("IRS"). Gain in excess of accrued market discount will be subject to the capital gains rules described above.

Generally, any gain or loss recognized by a United States holder on a sale of Notes will be treated as income from or loss allocable to sources within the United States for U.S. foreign tax credit limitation purposes.

NON-U.S. HOLDERS

This subsection describes the tax consequences to a Non-U.S. Holder. You are a Non-U.S. Holder if you are a beneficial owner of a Note and you are, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a Note.

Exercise of the Put Right. Subject to the discussions of FIRPTA and backup withholding below, any gain realized by a Non-U.S. Holder on the exercise of the Put Right generally will not be subject to U.S. federal income tax, unless:

•	the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, or

•
in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

FIRPTA. The Company believes that it may be or may have been a United States Real Property Holding Corporation for U.S. federal income tax purposes (a “USRPHC”) within the five year period ending on the date of the exercise of the Put Right.  Accordingly, the Foreign Investment in Real Property Tax Act (“FIRPTA”) and the applicable Treasury Regulations may potentially cause the proceeds of the exercise of the Put Right to be treated as effectively connected with the conduct of a trade or business in the United States.  As long as the Common Stock continues to be regularly traded on the New York Stock Exchange, you will not recognize taxable gain under FIPRTA on the proceeds of the exercise of the Put Right if:

•	you have not owned directly, indirectly, or constructively, at any time during the five year period ending on the date of the exercise of the Put Right, more than 5% of the total outstanding Notes;

•
you have not owned directly, indirectly, or constructively, at any time during the five year period ending on the date of the exercise of the Put Right, more than 5% of the total outstanding Common Stock;

•
upon the date of your acquisition of any of the Notes or any other interest in the Company not regularly traded on an established securities market, the aggregate fair market value of your directly and indirectly owned Notes, plus any of your other directly or indirectly owned interest in the Company not regularly traded on an established securities market did not exceed 5% of the aggregate value of the Company’s outstanding common shares.

We urge you to consult your tax advisor to determine whether you meet these requirement, or whether you otherwise qualify for exemption from FIRPTA.

•
If the proceeds of the exercise of the Put Right were subject to taxation under FIRPTA, a Non-U.S. Holder would be required to file a U.S. federal income tax return and generally would be subject to the same treatment as a U.S. Holder with respect to such proceeds, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. In addition, the Company may be required to withhold 10% of the proceeds paid to a Non-U.S. Holder that is subject to tax under FIRPTA and remit such amount to the IRS.

INFORMATION REPORTING AND BACKUP WITHHOLDING

U.S. Holders. Proceeds of the exercise of the Put Right generally are subject to information reporting unless the U.S. Holder is an exempt recipient. Such payments may also be subject to U.S. federal backup withholding at the applicable rate if the recipient of such payment fails to supply a taxpayer identification number and otherwise comply with the rules for establishing an exemption from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided that certain information is provided timely to the IRS.

Non-U.S. Holders. Proceeds of the exercise of the Put Right by a Non-U.S. Holder that occurs through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and backup withholding unless such Holder certifies as to its Non-U.S. status under penalties of perjury or otherwise establishes an exemption. The payment of proceeds of the exercise of the Put Right to a Non-U.S. Holder through a non-U.S. office of either a U.S. broker or a non-U.S. broker that is a U.S.-related person will be subject to information reporting (but not backup withholding) unless such broker has documentary evidence in its files that such Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

MEDICARE TAX ON UNEARNED INCOME

A 3.8% tax is imposed on the “net investment income” of certain U.S. citizens and U.S. resident aliens, and on the undistributed “net investment income” of certain estates and trusts, in both cases to the extent that net investment income exceeds a certain threshold.  Among other items, “net investment income” generally would include the proceeds of the exercise of the Put Right, less certain deductions.  Holders should consult their tax advisors with respect to such tax.

THE FOREGOING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT A TAX ADVICE. ACCORDINGLY, EACH BENEFICIAL OWNER OF NOTES SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF TENDERING NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

11.           Additional Information. We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that we with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's website at http://www.sec.gov.

We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Right. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The following documents filed with the SEC pursuant to the Exchange Act are incorporated herein by reference and shall be deemed to be a part hereof:

Document

• Annual Report on Form 10-K or the fiscal year ended December 31, 2011, as filed on February 23, 2012

• Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, as filed on October 30, 2012

• Current Reports on Form 8-K, as filed on January 15, 2013; November 28, 2012; October 30, 2012; October 17, 2012; October 12, 2012; October 11, 2012 and October 4, 2012

• Definitive Proxy Statement on Schedule 14A, as filed on March 23, 2012

All documents we file with the SEC shall be deemed to be incorporated by reference in this Company Notice and to be a part hereof from the date of the filing or furnishing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Company Notice shall be deemed to be modified or superseded for purposes of this Company Notice to the extent any statement contained herein or in any subsequently filed or furnished document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

In addition, this Company Notice constitutes a part of the Schedule TO filed by the Company with the SEC on February 14, 2013 pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The Company will, to the extent required by applicable laws and regulations, file an amendment to the Schedule TO to incorporate by reference future periodic filings the Company makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

We will provide without charge to each person to whom a Company Notice is delivered, upon the written request of such person, a copy of any and all of the information incorporated by reference in this Company Notice (excluding exhibits to such information unless such exhibits are specifically incorporated by reference herein). Requests should be directed to the Paying Agent at its address set forth on the front cover page of this Company Notice. The information contained or incorporated by reference in this Company Notice does not purport to be complete and should be read together with the information contained in the incorporated documents.

12.           No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Right.

13.           Definitions. All capitalized terms used but not specifically defined in this Company Notice shall have the meanings given to such terms in the Indenture and the Notes.

14.           Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

Neither the Company nor its board of directors or employee  is making any recommendation to any Holder as to whether to exercise the Put Right or refrain from exercising the Put Right pursuant to this Company Notice. Each Holder must make such Holder's own decision whether to exercise the Put Right and, if so, the principal amount of Notes for which the Put Right should be exercised.

STILLWATER MINING COMPANY

Exhibit A

PURCHASE NOTICE

TO:	STILLWATER MINING COMPANY and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Conversion Agent

The undersigned registered owner of this Note hereby irrevocably acknowledges receipt of a notice from Stillwater Mining Company (the "Company") regarding the right of Holders to elect to require the Company to purchase the Notes and requests and instructs the Company to repay the entire principal amount of this Note, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Indenture at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid interest, if any, (including Liquidated Damages and Additional Interest, if any) to, but excluding, the Purchase Date to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Notes shall be purchased by the Company as of the Purchase Date pursuant to the terms and conditions specified in the Indenture.

Dated

Signature(s)

NOTICE: The above signatures of the Holder(s) hereof must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

Notes Certificate Number (if applicable): _____________________

Principal amount to be purchased
(if less than all, must be $1,000 or whole multiples thereof): _____________________

Social Security or Other Taxpayer Identification Number: _____________________

A-1

Exhibit B

FORM OF WITHDRAWAL NOTICE

TO:	STILLWATER MINING COMPANY and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Conversion Agent

The undersigned registered Holder of the Security designated below hereby withdraws its election to require Stillwater Mining Company (the "Issuer") to purchase such Security, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Security and the provisions of the Indenture, dated as of March 12, 2008, between the Issuer and Law Debenture Trust Company of New York, as trustee and Deutsche Bank Trust Company Americas, a New York banking corporation, as security registrar, conversion agent and paying agent (the "Indenture"). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Name of Holder:

Certificate Number of Security (if applicable):

Principal amount to be withdrawn (if less than all, must be $1,000 or whole multiples thereof):

Principal amount that remains subject to the Purchase Notice (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated

Signature(s)

NOTICE: The above signatures of the Holder(s) hereof must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

B-1